UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 11, 2026
Azenta, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-25434	04-3040660
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 Summit Drive, Burlington, MA 01803
(Address of principal executive offices and Zip Code)
(888) 229-3682
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	AZTA	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Interim President and Chief Executive Officer Compensation
As previously disclosed in the Company’s Current Report on Form 8-K filed on August 24, 2026, the Board of Directors (the “Board”) of Azenta, Inc. (the “Company”) appointed Dr. Martin D. Madaus as the Company’s Interim President and Chief Executive Officer, effective August 22, 2026 (the “Start Date”), and the Company was reviewing his compensation in connection with that appointment.

On September 14, 2026, upon the recommendation of the Human Resources and Compensation Committee (the “Committee”) of the Board, the Board approved, and the Company entered into, a letter agreement with Dr. Madaus (the “Letter Agreement”) setting forth the terms of his employment as Interim President and Chief Executive Officer. The Letter Agreement provides for an annual base salary of $600,000, effective as of the Start Date, and a cash performance recognition bonus equal to 100% of his annual base salary in lieu of participation in the Company’s annual incentive compensation plan. The performance recognition bonus will be earned and vest in full on the first anniversary of the Start Date, subject to Dr. Madaus’s continued employment as Interim President and Chief Executive Officer through that date, or on a pro rata basis upon an earlier termination of his employment; provided, however, that the bonus will be forfeited if the Company terminates his employment for Cause, as defined in the Company’s 2020 Equity Incentive Plan, as amended (the “Plan”), or if he voluntarily terminates his employment other than at the request of the Board. Any earned and vested performance recognition bonus will be paid in a lump sum on January 1, 2028, subject to Dr. Madaus’s execution and non-revocation of a general release of claims.

The Letter Agreement also provides for the grant to Dr. Madaus, as of September 14, 2026 (the “CEO Grant Date”), of restricted stock units under the Plan having an award value of $1,200,000. The number of restricted stock units subject to the award is determined by dividing $1,200,000 by the average closing price of the Company’s common stock over the 20 trading days ending on and including the CEO Grant Date. The award will vest as to 1/12 of the restricted stock units on each monthly anniversary of the Start Date, subject to Dr. Madaus’s continued service as Interim President and Chief Executive Officer through each vesting date. The award is subject to the terms of the Plan, the Company’s standard restricted stock unit award agreement, and the Company’s Clawback Policy.

Dr. Madaus is eligible to participate in the Company’s health, welfare, and other benefit plans for similarly situated employees. His employment is at will, and he will not participate in any Company severance or change in control policy or program. The foregoing description of the Letter Agreement is qualified in its entirety by reference to the Letter Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
Also on September 14, 2026, the Board reconstituted the Nominating and Governance Committee to consist of William L. Cornog, as Chair, Frank E. Casal, and Robyn C. Davis, and Dr. Madaus ceased serving as a member of that committee.

Named Executive Officer Retention Awards
On September 11, 2026, the Committee approved one-time retention awards of restricted stock units (each, a “Retention Award”) under the Plan, for the following named executive officers in the indicated award values: Lawrence Lin, Executive Vice President and Chief Financial Officer, $1,000,000; Ephraim Starr, Senior Vice President, General Counsel and Corporate Secretary, $500,000; Olga Pirogova, Senior Vice President and Chief Human Resources Officer, $500,000; and Trey Martin, Senior Vice President and President, Multiomics, $500,000.

The Retention Awards were granted on September 14, 2026 (the “Retention Grant Date”). The number of restricted stock units subject to each Retention Award is determined by dividing the applicable award value by the average closing price of the Company’s common stock as reported on the Nasdaq Stock Market over the 20 trading days ending on and including the Retention Grant Date, rounded to the nearest whole unit.

Each Retention Award consists solely of time-based restricted stock units, 50% of which will vest on each of the first and second anniversaries of the Retention Grant Date, subject to the applicable officer’s continued employment through each vesting date. If the officer’s employment is terminated by the Company other than for Cause or by the officer for Good Reason (each as defined in the applicable award agreement), 50% of the restricted stock units subject to the Retention Award will vest if the termination occurs before the first anniversary of the Retention Grant Date, and all then-outstanding and unvested restricted stock units subject to the Retention Award will vest if the termination occurs on or after the first anniversary of the Retention Grant Date. Each Retention Award is subject to the terms of the Plan, the Company’s Clawback Policy, and the Company’s other applicable policies, in each case as in effect from time to time.

Item 9.01. Financial Statements and Exhibits.
(d)Exhibits

EXHIBIT NUMBER	DESCRIPTION
99.1	Letter Agreement, dated September 14, 2026, between Azenta, Inc. and Dr. Martin D. Madaus
104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AZENTA, INC.

/s/ Ephraim Starr
Date: September 17, 2026	Ephraim Starr
Senior Vice President, General Counsel and Secretary